EXHIBIT 32: Rule 13a-14(b) Certifications

The undersigned officers certify that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of HXT Holdings, Inc.

A signed original of this written statement required by Section 906 has been provided to HXT Holdings, Inc. and will be retained by HXT Holdings, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

August 15, 2011	/s/ Yuanqing Li
Yuanqing Li (Chief Executive Officer)

August 15, 2011	/s/ Ding Hong Shen
Ding Hong Shen (Chief Financial Officer)